FORM F-4
                           ANNUAL REPORT UNDER SECTION 13
                      OF THE SECURITIES EXCHANGE ACT OF 1934
                         FOR QUARTER ENDED JUNE 30, 1997

                  F. D. I. C. INSURANCE CERTIFICATE NUMBER 26694-9

                             INCORPORATED JANUARY 9, 1985
                             IN THE STATE OF CONNECTICUT

                           CONNECTICUT STATE CHARTER BANK

                             THE BANK OF SOUTHINGTON
                              130 NORTH MAIN STREET
                           SOUTHINGTON, CT  06489-0670
                           TELEPHONE : (203) 620-5000

                I. R. S. EMPLOYER IDENTIFICATION NO. -- 06-1122656

               Securities registered under Section 12 (b) of the Act:
                                        NONE

               Securities registered under Section 12 (g) of the act:

                                    COMMON STOCK
                            PAR VALUE $6.00 PER SHARE
                     1,246,012 SHARES ISSUED AND OUTSTANDING
                               AS OF AUGUST 8, 1997

                    Name of each Exchange on which registered:
                                     AMEX


Indicate by checkmark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                            YES ___X____      NO_______

                   MARKET VALUE OF STOCK :  $ 27,412,264
              BASED ON A $22.00  BID PRICE at AUGUST 7, 1997

                          THE BANK OF SOUTHINGTON
                                  Form F-4
                               JUNE 30, 1997

                             Table of Contents

                                                                       Page

Item I. Notes to the Financial Statements                               2

Item II. Management Discussion and Analysis                             3-5
         of Financial Condition & Results of Operation

Appendix A:
      Rate and Volume Table

Appendix B
      Exhibit A- Balance Sheet
      Exhibit B- Income Statement
      Exhibit C- Cash Flow Statement
      Exhibit D- Statement of Changes in
                 Stockholders' Equity
Signatures                                                               7

ITEM I
                                    The Bank of Southington
                              Notes to the Financial Statements

1. Basis of Presentation

The accompanying unaudited financial statements should be read with the audited financial statements and notes included in the Bank of Southington's 1996 Annual Report. In the opinion of management, the accompanying statements reflect all necessary adjustments, consisting of normal recurring accruals and reclassification, for fair presentation of results as of the dates and for the periods covered by the unaudited consolidated financial statements. Certain prior year amounts have been reclassified to conform to current year classifications.

2. Securities Available For Sale

$ in 000's         June 30, 1997  June 30, 1997   June 30, 1996  June 30, 1996
                   Amortized      Market          Amortized      Market
                   Cost           Value           Cost           Value
Auction
Preferreds         1,209           1,209           200            200
Short-term Funds      55              55             -              -
US Treasuries          -               -         1,002          1,006
US Agencies       29,387          29,212        25,920         25,403
Municipals         3,397           3,409         4,369          4,300
FHLB Stock           384             384           346            346
Corp. Bonds          900             911             -              -
Cum. Pref.Stock      200             205           200            206
Mtg-backed Sec     2,425           2,425             -              -
TOTAL             37,957          37,810        32,038         31,461

                                    ITEM II

                        Management's Discussion and Analysis
                of Financial Condition and Results of Operation


Summary

The Bank of Southington (BSO-AMEX). The Bank's six months 1997 net earnings were $458,000 or $0.37 per share while one year ago the Bank earned $597,441 or $0.49 per share. The Bank ended the quarter with $135 million in assets, increasing $15 million over the end of last year's second quarter when the bank had $120 million in assets. The drop in net income was attributed to the unexpected costs associated with a troubled systems conversion, increased loan loss provision due to a single credit and higher loan growth, and the expenses of a new branch.

Second quarter ended June 30, 1997 net income was $ 274,433 or $0.22 compared to the second quarter 1996 net income of $372,186 or $0.30 per share.

The provision for loan losses was $150,000 in the second quarter of 1997 compared to $45,000 in the second quarter of last year. For the six months ending June 30, 1997, the provision for loan losses was $403,000 up $308,000 over last year's provision of $95,000 for the same period.

The Bank of Southington reported net interest income of $1.7 million for the second quarter 1997 compared to $1.5 million for the second quarter of 1996. Net interest margin was 5.70% for the six month basis in 1997 compared to 5.39% one year ago.

The Board of Directors declared a $.07 cash dividend on July 23, 1997, for shareholders of record on August 27, 1997, payable on September 17, 1997.

Results  of Operation

Increases in interest income were the result of higher average earning balances in the securities available for sale and the increased coupon rates earned on securities. Loan interest income is increased due to a rise in average loan balances and the second quarter 1997 prime rate increase as the Federal Reserve Bank raised interest rates 25 basis points. The Bank's cost of funds also rose as interest bearing time deposit balances increased. This was the result of competition in the market place for time deposits and the new branch. Increases in funding costs as shown by the rise in interest expense for time deposits was directly related to higher average balances and rates which were offset by a decrease in the rate paid on money market accounts over $25,000. During the second quarter 1997 the Bank also borrowed one million advance from the FHLB.

Financial Condition

At June 30, 1997 the Bank's total assets grew $7.2 million to $135.3 million since year-end 1996. Asset growth was caused by increases in deposit balances. Loan demand has remained low during the past year, however, loan pricing remains exceptionally competitive with lower margins.

The Bank has changed its investment portfolio allocation mix by purchasing mortgage-backed securities and corporate medium term notes.

Loan Loss Allowance as of March 31,


                                1997                1996
Balance at beginning of
period                          $1,539,307          $1,670,686
Charge-offs                        503,813             198,957
Recoveries                          48,199              16,000
Addition to the provision
for loan losses                    403,000              95,000
Balance at June 30,             $1,409,573          $1,582,729

Management has determined that its allowance for loan losses of $1,409,573 at June 30, 1997 is adequate and real estate owned is properly valued. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance for loan losses or valuation adjustments to other real estate owned may be necessary based on changes in economic conditions and loan portfolio growth. The allowance for loan losses is established through a provision for loan losses which is a charge to operations based upon a review of the loan portfolio, economic conditions and other factors which in management's judgment deserve current recognition in estimating loan losses. The provision for loan losses for the six months ending June 30,1997 was $403,000 which related to the impairment of certain loans. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of other real estate owned. Such agencies may require the Bank to recognize additions to the allowance for loan losses or adjustments to them at the time of their examination. The Bank's lending remains conservative in nature and relies upon securing quality loans with at least 60% of its loan portfolio in adjustable rate loans.

Nonaccruing Loan Statistics as of June 30,

                                         1997              1996
Non-accrual loans to loans net of
deferred fees                            1.18%             3.82%

Non-accrual loans to total assets        1.21%             2.40%

Coverage ratio for non-accrual
loans                                     86%              55%

Non-accrual loans are $1.6 million as of June 30, 1997. The Bank's total problem loans, including those loans considered watched assets, are $4.1 million at June 30, 1997.

Liquidity

The Bank's liquidity position is fully capable to meet customer demands for deposit withdrawals while maintaining adequate funding for all credit-worthy loans. The Bank is a member of the Federal Home Loan Bank (FHLB) in Boston. The bank's liquidity is more than adequate to meet its deposit withdrawal and loan demand, the Bank has a liquidity position of approximately 25% at June 30,1997.

Capital

The Bank's leverage capital ratio is 8.98% at June 30, 1997. The Bank's tier one risk-based capital ratio is 10.83% at June 30, 1997. Both capital ratios are above the minimum standards set by federal regulatory agencies that supervise banks for safety and soundness.


                                                                To Be Well
                                                             Capitalized Under
Dollars in (000's)                       for Capital         Prompt Corrective
                         Actual        Adequacy Purposes     Action Provisions
JUNE 30, 1997:       Amount   Ratio    Amount   Ratio        Amount   Ratio

Total Capital        $12,741  13.29%   $8,399      8.0%      $10,985    10.0%
(to Risk Weighted Assets)

Tier I Capital       $11,627  12.04%   $4,199      4.0%      $6,299      6.0%

Tier I Capital       $11,534   8.98%   $5,100      4.0%      $6,375      5.0%
(to Average Assets)

The Bank of Southington
Rate Volume Analysis

                                         2nd Quarter 1997 Actual

                                   Average        Interest        Average
                                   Balance        Income          Rate
ASSETS
Taxable Securities               $    33,111     $    561          6.78%
Tax Exempt Securities*           $     3,165     $     32          5.67%
Tax Advantaged Securities*       $       981     $     15          8.40%
Federal Funds Sold               $     2,342     $     31          5.23%
Net Loans (net of deferred fees) $    81,773     $  1,998          9.63%
            Total Earning Assets $   121,371     $  2,636          8.69%

Cash & Non-Earning Assets        $     9,948
                    Total Assets $   131,319

LIABILITIES AND                   Average         Interest        Average
SHAREHOLDERS' EQUITY              Balance         Expense         Rate

Deposits:
Savings                          $   42,138      $    235         2.23%
Time                             $   49,582      $    662         5.34%
Other Borrowings                 $    1,000      $     14         5.65%
                  Total Deposits $   92,720      $    911         3.93%

Demand Deposits                  $   26,833
Other Liabilities                $      604
Stockholders' Equity             $   11,163
   Total Liabilities and Equity  $  131,319

Net Interest Income                             $  1,725
Interest Rate Spread                                             4.76%
Interest Rate Margin                  5.69%

This table shows the effect on net interest income of rate and volume changes between comparative period.

*Yields were calculated at a tax equivalent rate.





                                         2nd Quarter 1996 Actual

                                   Average        Interest        Average
                                   Balance        Income          Rate

ASSETS
Taxable Securities               $    24,920     $    401          6.44%
Tax Exempt Securities*           $     5,077     $     53          6.33%
Tax Advantaged Securities*       $       775     $     12          8.98%
Federal Funds Sold               $     5,062     $     81          6.40%
Net Loans (net of deferred fees) $    73,465     $  1,768          9.63%
            Total Earning Assets $   109,299     $  2,315          8.47%

Cash & Non-Earning Assets        $     8,671
                    Total Assets $   117,970

LIABILITIES AND                   Average         Interest        Average
SHAREHOLDERS' EQUITY              Balance         Expense         Rate

Deposits:
Savings                          $   44,225      $    260         2.35%
Time                             $   41,470      $    565         5.45%
Other Borrowings                 $      -        $    -           0.00%
                  Total Deposits $   85,695      $    825         3.85%

Demand Deposits                  $   21,113
Other Liabilities                $      635
Stockholders' Equity             $   10,527
   Total Liabilities and Equity  $  117,970

Net Interest Income                             $  1,490
Interest Rate Spread                                             4.62%
Interest Rate Margin                  5.45%

This table shows the effect on net interest income of rate and volume changes between comparative period.

*Yields were calculated at a tax equivalent rate.

                                   Interest       Change due to:
                                   Variance     Volume      Rate     Mix
ASSETS
Taxable Securities               $     160     $   139    $  28   $   (7)
Tax Exempt Securities*           $     (21)    $   (17)   $  (2)  $   (2)
Tax Advantaged Securities*       $       3     $     4    $  (1)  $    0
Federal Funds Sold               $     (50)    $   (36)   $  (7)  $   (8)
Net Loans (net of deferred fees) $     230     $   230    $  (1)  $    0
            Total Earning Assets $     321     $   321    $  17   $  (17)

Cash & Non-Earning Assets
                    Total Assets

LIABILITIES AND                   Interest      Change due to:
SHAREHOLDERS' EQUITY              Variance    Volume      Rate     Mix

Deposits:
Savings                          $     (25)    $  (12)   $  (13)  $   (1)
Time                             $      97     $  108    $  (14)  $    2
Other Borrowings                 $      14     $   14    $    0   $    0
                  Total Deposits $      86     $  111    $  (27)  $    2

Demand Deposits
Other Liabilities
Stockholders' Equity
   Total Liabilities and Equity

Net Interest Income               $    235     $  210    $   44   $   (18)
Interest Rate Spread
Interest Rate Margin

This table shows the effect on net interest income of rate and volume changes between comparative period.

*Yields were calculated at a tax equivalent rate.

The Bank of Southington
Rate Volume Analysis

                                         2nd Quarter YTD 1997 Actual

                                   Average        Interest        Average
                                   Balance        Income          Rate
ASSETS
Taxable Securities               $    32,431     $  1,099          6.78%
Tax Exempt Securities*           $     3,369     $     65          5.47%
Tax Advantaged Securities*       $       891     $     26          8.10%
Federal Funds Sold               $     2,149     $     57          5.29%
Net Loans (net of deferred fees) $    81,143     $  3,973          9.79%
            Total Earning Assets $   119,982     $  5,221          8.70%

Cash & Non-Earning Assets        $     9,515
                    Total Assets $   129,497

LIABILITIES AND                   Average         Interest        Average
SHAREHOLDERS' EQUITY              Balance         Expense         Rate

Deposits:
Savings                          $    41,707      $   469         2.25%
Time                             $    49,456      $ 1,321         5.34%
Other Borrowings                 $       500      $    14         5.65%
                  Total Deposits $    91,663      $ 1,804         3.94%

Demand Deposits                  $    25,994
Other Liabilities                $       657
Stockholders' Equity             $    11,184
   Total Liabilities and Equity  $   129,497

Net Interest Income                              $  3,417
Interest Rate Spread                                              4.77%
Interest Rate Margin                   5.70%

This table shows the effect on net interest income of rate and volume changes between comparative period.

*Yields were calculated at a tax equivalent rate.





                                         2nd Quarter YTD 1996 Actual

                                   Average        Interest        Average
                                   Balance        Income          Rate

ASSETS
Taxable Securities               $    22,829     $    755          6.61%
Tax Exempt Securities*           $     5,138     $    112          6.61%
Tax Advantaged Securities*       $     1,248     $     30          7.07%
Federal Funds Sold               $     4,216     $    125          5.93%
Net Loans (net of deferred fees) $    72,708     $  3,489          9.60%
            Total Earning Assets $   106,139     $  4,511          8.50%

Cash & Non-Earning Assets        $     8,845
                    Total Assets $   114,984

LIABILITIES AND                   Average         Interest        Average
SHAREHOLDERS' EQUITY              Balance         Expense         Rate

Deposits:
Savings                          $    43,352      $   518          2.39%
Time                             $    40,974      $ 1,133          5.53%
Other Borrowings                 $       -        $    -           0.00%
                  Total Deposits $    84,326      $ 1,651          3.92%

Demand Deposits                  $    19,555
Other Liabilities                $       613
Stockholders' Equity             $    10,490
   Total Liabilities and Equity  $   114,984

Net Interest Income                              $  2,860
Interest Rate Spread                                               4.58%
Interest Rate Margin                   5.39%

This table shows the effect on net interest income of rate and volume changes between comparative period.

*Yields were calculated at a tax equivalent rate.

                                   Interest       Change due to:
                                   Variance     Volume      Rate     Mix
ASSETS
Taxable Securities               $     344     $   325    $  27   $   (8)
Tax Exempt Securities*           $     (47)    $   (32)   $  (8)  $   (7)
Tax Advantaged Securities*       $      (4)    $    (7)   $   2   $    1
Federal Funds Sold               $     (68)    $   (55)   $  (7)  $   (7)
Net Loans (net of deferred fees) $     484     $   414    $  79   $   (8)
            Total Earning Assets $     710     $   646    $  93   $  (29)

Cash & Non-Earning Assets
                    Total Assets


LIABILITIES AND                   Interest      Change due to:
SHAREHOLDERS' EQUITY              Variance    Volume      Rate     Mix

Deposits:
Savings                          $     (49)    $  (18)   $  (30)  $   (1)
Time                             $     188     $  226    $  (47)  $    8
Other Borrowings                 $      14     $   14    $    0   $    0
                  Total Deposits $     153     $  222    $  (76)  $    7

Demand Deposits
Other Liabilities
Stockholders' Equity
   Total Liabilities and Equity

Net Interest Income              $    557     $  423    $  169   $   (35)
Interest Rate Spread
Interest Rate Margin

This table shows the effect on net interest income of rate and volume changes between comparative period.

*Yields were calculated at a tax equivalent rate.

                                The Bank of Southington
                               Balance Sheet - Exhibit A

                    Actual    Average  Average   Average    Budget    Actual
                    Balance   Balance  Balance   Balance    Avg.Bal.  Balance
                    June 1997 June YTD June 1997 Qtr.2 1997 June 1997 June 1997
(Dollars in thousands)

      Assets
Cash and Due
  from Banks          $8,230  $ 6,800    $7,316    $7,216     $7,739    $5,092
Federal Funds Sold     1,000    2,149     2,653     2,342      1,500     5,100
  Total cash and
   cash equivalents    9,230    8,949     9,970     9,558      9,239   $10,192

Investment Securities
 Avail. for Sale, net 37,810   36,158    36,774    36,504     34,044    31,461
 Investment Securities   -       -        -          -          -         -

Loans, net of deferred
 fees & non-accr.     84,723   81,069   83,049     81,717     86,664    75,916
 Less: Allowance for
  Loan Losses         (1,410)  (1,488)  (1,356)    (1,391)       -      (1,583)
        Net loans     83,313   79,581   81,694     80,326     86,664    74,333

Other real estate
 owned                   455      417      455        428        -          30
Other assets           4,470    4,393    4,518      4,505      4,102     4,442
   Total Assets     $135,279 $129,498 $133,410   $131,321   $134,049  $120,458

Liabilities and
 Stockholders' Equity

Deposits:
Demand Deposits      $27,054  $25,994  $27,025    $26,833    $25,563   $21,872
Regular Savings &
 Money Markets       $43,821  $41,707  $42,375    $42,138    $46,832   $46,371
Time Deposits         51,283   49,456   50,695     49,582     47,835    41,091
   Total Deposits    122,158  117,157  120,095    118,552    120,230   109,334
Other borrowings       1,000      500    1,400      1,000        -        -
Other liabilities        659      650      685        613        -         785
   Total Liabilities 123,817  118,307  122,180    120,165    120,230   110,119

Stockholders' equity
Common stock,
 $6 par value;
2,000,000 shares
 authorized; issued
 1,231,412 in 1996,
 1,159,969 in 1995   $7,475   $7,440    $7,462    $7,454     $7,461    $7,409
Paid-in-Capital       1,057    1,019     1,036     1,031      1,060       968
Net unrealized
 gains (loss)-Avail.
 for Sale              (102)    (233)     (327)     (333)      (130)     (340)
Retained Earnings     3,002    2,957     3,060     3,012      3,104     2,302
  Total Stockholders'
     Equity          11,432   11,184    11,231    11,164     11,495    10,339
Unposted Items          $30       $7       ($1)      ($9)    $2,324
Total Liabilities &
 Stockholders'
  Equity            135,279  129,498   133,410   131,321    134,049   120,458

                                 The Bank of Southington
                              Income Statements - Exhibit B

                                               Three Months Ended
                                            30-Jun-97       30-Jun-96
Interest Income
Interest & fees on loans                  $  1,965,434     $  1,767,391
Interest on Federal Funds Sold            $     30,644     $     80,119
Interest and dividends on securities      $    607,977     $    471,930
        Total interest income             $  2,604,055     $  2,319,440

Interest expense
Regular savings & Money Mkt accounts      $    234,725     $    259,687
Time deposits                             $    662,005     $    565,901
Other borrowings                          $     14,122     $       -
        Total interest expense            $    910,852     $    825,588

         Net interest income              $  1,693,203     $  1,493,852

Provision for loan losses                 $    150,000     $     45,000

     Net Interest Income after Provision  $  1,543,203     $  1,448,852

Non-interest income
Service charges                           $     79,185     $     76,837
Miscellaneous income                      $     33,098     $     20,055
Gain on sale of oreo                      $       -        $     28,375
Gain on life insurance                    $       -        $       -
Securities gains (losses)                 $     (2,782)    $     (1,398)
      Total non-interest income           $    109,501     $    123,869

Non-interest expense
Salaries and benefits                     $    662,535     $    506,547
Occupancy expense                         $    119,206     $     68,453
Premises & equipment                      $     71,611     $     80,211
Printing & supplies                       $     50,092     $     64,171
Professional services                     $    132,076     $     76,407
EDP services                              $    105,824     $     74,703
Advertising and promotion                 $     16,408     $     22,399
Other real estate owned expenses          $      5,589     $     12,000
Loan administration expenses              $     17,310     $     37,350
FDIC Insurance premium                    $       -        $        500
Director Comp. & Life Insurance           $     16,764     $     33,228
Other                                     $     16,274     $     21,725
     Total non-interest expense           $  1,213,688     $    997,696
       Income before taxes                $    439,016     $    575,025
          Income taxes                    $    164,582     $    202,839
           Net income                     $    274,433     $    372,186

                                               Six Months Ended
                                            30-Jun-97       30-Jun-96
Interest Income
Interest & fees on loans                  $  3,920,606     $  3,481,447
Interest on Federal Funds Sold            $     56,807     $    125,085
Interest and dividends on securities      $  1,190,727     $    904,100
        Total interest income             $  5,168,141     $  4,510,632

Interest expense
Regular savings & Money Mkt accounts      $    468,779     $    517,540
Time deposits                             $  1,320,865     $  1,133,465
Other borrowings                          $     14,122     $       -
        Total interest expense            $  1,803,767     $  1,651,005

         Net interest income              $  3,364,374     $  2,859,627

Provision for loan losses                 $    403,000     $     95,000

     Net Interest Income after Provision  $  2,961,374     $  2,764,627

Non-interest income
Service charges                           $    167,997     $    151,212
Miscellaneous income                      $     57,866     $     44,605
Gain on sale of oreo                      $       -        $     28,375
Gain on life insurance                    $       -        $       -
Securities gains (losses)                 $     (6,923)    $      4,113
      Total non-interest income           $    213,940     $    228,305

Non-interest expense
Salaries and benefits                     $  1,283,855     $   1,070,557
Occupancy expense                         $    260,062     $    160,469
Premises & equipment                      $    164,186     $    158,685
Printing & supplies                       $     94,924     $    126,440
Professional services                     $    229,146     $    127,452
EDP services                              $    221,331     $    146,789
Advertising and promotion                 $     32,196     $     55,685
Other real estate owned expenses          $     35,495     $     12,000
Loan administration expenses              $     47,725     $     91,673
FDIC Insurance premium                    $       -        $      1,501
Director Comp. & Life Insurance           $     64,975     $     81,988
Other                                     $     17,659     $     29,413
     Total non-interest expense           $  2,451,557     $  2,062,652
       Income before taxes                $    728,757     $    930,280
          Income taxes                    $    270,757     $    332,839
           Net income                     $    458,000     $    597,441


                                   The Bank of Southington
                                   Statement of Cash Flow

                                         Exhibit C

                                                          Three Months Ended
                                                         30-Jun-97    30-June-96
                                          Net income    $  274,433    $ 372,186

Cash flow from operating activities
Adjustment to reconcile net income to net
cash provided by operating activities:
Provision for loan losses                                  150,000       45,000
Other real estate owned write-downs                             -           -
Depreciation                                                71,611       61,783
(Gain) loss on sale of securities held for sale             (2,782)       1,398
(Gain) on sale of OREO                                          -            -
Loss on sale of OREO                                            -       (28,375)
Decrease (increase) in accretion & amortization            (49,994)          -
Decrease (increase) in accrued interest receivable          48,216           -
Decrease (increase) in deferred tax asset                  236,793           -
Decrease (increase) in other assets                       (139,489)    (295,478)
Decrease (increase) in other real estate owned assets          (50)          -
(Decrease) increase in other liabilities                    36,892      (47,000)
(Decrease) increase in income tax payables                  34,582           -
(Decrease) increase in deferred compensation & benefits     (3,340)          -
             Net cash provided by operating activities   $ 656,872   $  109,514

Cash flows from investing activities
Decrease (Increase) in short term funds AFS                146,083          -
Maturities of securities held for sale                   1,235,000    1,795,000
Proceeds from sale of securities held for sale           4,350,000      198,632
Purchase of securities held for sale                    (8,216,872)  (3,286,563)
Decrease (Increase) in net loan receivables             (4,032,000)  (2,431,000)
Purchase of premises and equipment                        (119,095)    (114,522)
Proceeds from sale of fixed assets, net                         -            -
Proceeds from sale of OREO                                      -        79,375
            Net cash used by investing activities     $ (5,782,967) $(3,759,078)

Cash flows from financing activities
Net increase in deposits                                 3,374,000    5,164,000
Payment of cash dividends                                  (87,029)     (73,727)
Purchase Common Stock                                       25,180          150
Reinvested Cash dividends                                   39,592       35,384
Fractional shares paid for stock dividend                      -             -
Increase (decrease) in other borrowings                  1,000,000           -
          Net cash provided by financing activities    $ 4,351,743   $5,125,807

Increase (decrease) in cash and cash equivalents          (774,352)   1,476,243
Cash and cash equivalent-beginning of period            10,004,833    8,716,000
          Cash and cash equivalent-end of period       $ 9,230,481  $10,192,243

Supplemental disclosure of cash flow information:
Interest paid                                          $   913,182  $   745,646
Income taxes paid                                      $    70,000  $   215,000
Transfer of loans to OREO                              $       -    $        -

See accompanying notes to financial statements





                                                          Six Months Ended
                                                         30-Jun-97    30-June-96

                                          Net income    $  458,000    $ 598,245

Cash flow from operating activities
Adjustment to reconcile net income to net
cash provided by operating activities:
Provision for loan losses                                  403,000       95,000
Other real estate owned write-downs                                         -
Depreciation                                               164,186      123,612
(Gain) loss on sale of securities held for sale              6,923       (4,113)
(Gain) on sale of OREO                                          -            -
Loss on sale of OREO                                            -       (28,375)
Decrease (increase) in accretion & amortization            (38,359)          -
Decrease (increase) in accrued interest receivable          41,616           -
Decrease (increase) in deferred tax asset                   43,888           -
Decrease (increase) in other assets                          1,384     (391,000)
Decrease (increase) in other real estate owned assets          (50)          -
(Decrease) increase in other liabilities                   (11,843)    (337,000)
(Decrease) increase in income tax payables                 (42,422)          -
(Decrease) increase in deferred compensation & benefits    (22,428)          -
             Net cash provided by operating activities   $ 920,663   $   56,369

Cash flows from investing activities
Decrease (Increase) in short term funds AFS                818,387          -
Maturities of securities held for sale                   4,020,000    8,080,000
Proceeds from sale of securities held for sale           4,595,859    1,227,005
Purchase of securities held for sale                   (12,235,972) (14,445,951)
Decrease (Increase) in net loan receivables             (4,023,000)  (1,710,000)
Purchase of premises and equipment                        (136,208)    (129,787)
Proceeds from sale of fixed assets, net                      2,500          -
Proceeds from sale of OREO                                      -        79,375
            Net cash used by investing activities     $ (6,958,434) $(6,899,358)

Cash flows from financing activities
Net increase in deposits                                 5,880,000    7,930,000
Payment of cash dividends                                 (173,651)    (147,310)
Purchase Common Stock                                       27,000        1,377
Reinvested Cash dividends                                   77,149       75,026
Fractional shares paid for stock dividend                      -             -
Increase (decrease) in other borrowings                  1,000,000           -
          Net cash provided by financing activities    $ 6,810,498   $7,859,093

Increase (decrease) in cash and cash equivalents           772,727    1,016,104
Cash and cash equivalent-beginning of period           $ 8,457,358    9,176,139
          Cash and cash equivalent-end of period       $ 9,230,085  $10,192,243

Supplemental disclosure of cash flow information:
Interest paid                                          $ 1,223,015  $ 1,564,494
Income taxes paid                                      $   235,000  $   435,000
Transfer of loans to OREO                              $       -    $    81,529

See accompanying notes to financial statements

                                      The Bank of Southington
                             Statement of Changes in Stockholders' Equity
                                        As of June 30, 1997

                                             Exhibit D

                                                        Net unrealized

                          Common     Paid-in   Retained  gain(loss)
                          Stock      capital   earnings  on securities  Total
Balance at
  December 31, 1995     $7,352,826  $905,584  $1,888,303  $72,866   $10,219,579
Reinvested
  Cash Dividends          $61,464   $88,053                            $149,517
Issuance of common stock   $9,630   $10,397                             $20,027
Dividends declared on
  common stock ($.06 per
  share for Q1-3,
  $.97 for Q4)                                 ($309,431)             ($309,431)
Net Income                                    $1,138,436             $1,138,436
Change in unrealized
  loss on securities
  available for sale                                    ($153,195)    ($153,195)
Balance at
  December 31, 1996    $7,423,920 $1,004,034  $2,717,308 ($80,329)  $11,064,933
Reinvested Cash
  Dividends              $31,656     $45,493                             77,149
Issuance of
  common sto ck          $19,410      $7,590                            $27,000
Dividends delcared
  on common stock
  ($0.7 per share for
   Q1, Q2 1997)                               ($173,651)              ($173,651)
Net Income                                     $458,000                $458,000
Change in unrealized
  loss on securities
  available for sale                                     ($21,671)     ($21,671)
Balance at
  June 30, 1997       $7,474,986  $1,057,117 $3,001,657 ($102,000)  $11,431,761



See accompanying notes to the financial statements

                           The Bank of Southington
                                 Form F-4
                               June 30, 1997


Under the requirements of the Securities Exchange Act of 1934. The Bank has duly caused this report to be signed on its behalf by the Undersigned thereunto duly authorized.



August 12, 1997                          Bryan P. Bowerman, President


August 12, 1997                          Matthew A. Byrne CPA-CFO